Exhibit 99.1

Paycom promotes Shane Hadlock to lead IT; appoints Rachael Gannon to chief automation officer

Brad Smith named senior technical strategist

OKLAHOMA CITY – (Aug. 18, 2025) – Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, today announced the expanded role of Shane Hadlock as Paycom’s chief client officer and chief technology officer and the promotion of Rachael Gannon to chief automation officer, effective Aug. 18. Brad Smith has been named the company’s senior technical strategist and will continue reporting to CEO Chad Richison.

As chief technology officer, Hadlock will oversee Paycom’s IT department, while maintaining his chief client officer role and leadership of Paycom’s client service groups.

"Shane's exceptional client-centric approach, combined with his systems expertise, has made him an invaluable asset to our organization,” said Chad Richison, Paycom founder and CEO. “His institutional knowledge and ability to expand our technical capabilities has been a key factor behind our ability to deliver even more client ROI."

Hadlock has more than 30 years of technology experience. Prior to being named chief client officer, he led multiple IT functions at Paycom for nearly 14 years, including the role of executive vice president of Information Technology and Information Security for six years. Before joining Paycom, he served for 10 years in a number of leadership roles at Hertz.

"Our clients are at the forefront of everything we do, and I remain focused on delivering full-solution automation and world-class service," said Hadlock.

Gannon joined Paycom in 2013 and stepped in to lead the Product department in 2023. Most recently, she served as executive vice president of Product and Development.

"Rachael is naturally expanding her role to continue automating our product offerings. She has had robust success throughout her 12-year career. Her intuitive approach to automation has allowed our clients to achieve a higher ROI without additional spending," added Richison.

As chief automation officer, Gannon will lead the Software department and be responsible for driving Paycom's overall product strategy, working closely with cross-functional teams to deliver innovative solutions that drive even more client value and return on investment. She has served in various roles at Paycom, including as executive vice president of Product and several product management leadership roles after being a key member of Paycom’s service department.

"I'm honored to take on this new role and contribute to Paycom's continued success. We're driven by a passion for innovation and a commitment to excellence, and I'm eager to continue to enhance the most automated solution on the market," said Gannon.

Smith joined Paycom in 2005, holding roles as director of Software Development and director of Information Technology before being named chief information officer in 2018.

"I'm grateful for Brad's seven-year tenure as our CIO and I'm excited to see him leverage his expertise in his new role as senior technical strategist to drive even more innovative solutions," said Richison.

Under his leadership, Paycom’s technology has grown exponentially, and Smith has been instrumental in implementing scalable solutions.

“When I look back over the last 20 years, I am filled with joy and admiration for Paycom. I am proud of everything we accomplished, and I am looking forward to taking on this strategic role. The new leadership team is poised to continue to do great things,” Smith said.

To learn more about Paycom, visit www.paycom.com.

About Paycom

Paycom Software, Inc. (NYSE: PAYC) simplifies business and employees’ lives through automated, command-driven HR and payroll technology that revolutionizes data access. From hire to retire, Paycom’s employee-first technology leverages AI and full-solution automation to streamline processes and drive efficiencies in a truly single database, providing a seamless experience for Paycom’s clients and their employees. With its industry-first AI engine, IWant™, Paycom provides instant and accurate access to employee data without having to navigate or learn the software. For over 25 years, Paycom has been recognized for its innovative technology and workplace culture while serving businesses of all sizes in the U.S. and internationally.

Media Contact:

Larisha Hunter

media@paycom.com